EXHIBIT 99.1

AT THE COMPANY
Thomas G. Smith
Executive Vice President,
Chief Financial Officer
216-621-6060

Thomas T. Kmiecik
Assistant Treasurer
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Announces Pricing of $250 Million Puttable Equity-Linked Senior Notes and Repurchase of $25 Million of Class A Common Stock

CLEVELAND – October 4, 2006 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced the pricing of its offering of $250 million aggregate principal amount of Puttable Equity-Linked Senior Notes due 2011 and the repurchase of $25 million of its Class A common stock. Forest City has granted the initial purchasers of the notes an option to purchase up to an additional $37.5 million aggregate principal amount of the notes solely to cover over-allotments. These notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The notes will pay interest semiannually at a rate of 3.625 percent per annum and mature on October 15, 2011. The notes will have an initial put value rate of 15.0631 shares of Forest City’s Class A common stock per $1,000 principal amount of the notes, representing a put value price of approximately $66.39 per share of Forest City’s Class A common stock and a put value premium of 25 percent based on the last reported sale price of $53.11 per share on October 4, 2006. The notes are puttable at the option of the holders prior to maturity under certain circumstances at a put value rate equal to a number of shares of Forest City’s Class A common stock. Upon any put of the notes by a holder, Forest City will pay cash (or, if Forest City exercises its net share settlement option under the notes, cash and shares of Class A common stock, if any) based on the daily put values established during the related observation period.

In connection with the offering, Forest City has entered into a puttable note hedge transaction and warrant transaction with one or more counterparties (which include one or more of the initial purchasers of the notes or their affiliates). These transactions are expected to increase the effective put exercise price of the notes to $74.35 per share of Class A common stock, which represents a 40 percent premium based on the October 4, 2006 closing price of $53.11 per share. These transactions are also expected to reduce the potential dilution upon a future put of the notes. The net cost of the puttable note hedge and warrant transaction was approximately $14.75 million. If the initial purchasers exercise their option to purchase additional notes to cover over-allotments, Forest City will use a portion of the proceeds from the sale of the additional notes to enter into an additional puttable note hedge transaction and may use a portion of the net proceeds to enter into an additional warrant transaction.

In connection with these transactions, the counterparties and the initial purchasers have advised Forest City that such counterparties or initial purchasers or their affiliates may enter into various derivatives and/or purchase shares of Forest City Class A common stock concurrently with the pricing of the notes. In addition, such counterparties or the initial purchasers or their affiliates may enter into or unwind various derivatives and/or purchase or sell shares of Forest City Class A common stock in secondary market transactions prior to the settlement of the notes (and are likely to do so during any observation period related to the put exercise).

Closing of the sale of the notes is expected to occur on October 10, 2006. The Company expects to use the net proceeds from the offering to repurchase (concurrently with the offering) its Class A common stock, to pay the net cost of the puttable note hedge transaction and warrant transaction, to repay recourse debt outstanding under the Company’s $600 million bank revolving credit facility, and for general corporate purposes.

The notes will be sold through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes and the shares of Forest City Class A common stock that may be issuable upon a put of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.